Exhibit 99.2

News Release

For more information, contact:
Chris Kircher	MEDIA
Vice President, Corporate Affairs
ConAgra Foods, Inc. tel: (402) 595-5392

Chris Klinefelter	ANALYSTS
Vice President, Investor Relations
ConAgra Foods, Inc. tel: (402) 595-4154

www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS PRESENTS BUSINESS UPDATE AT CONSUMER CONFERENCE; RAISES EPS EXPECTATIONS FOR FISCAL 2008-2010; PROVIDES ESTIMATE OF COSTS FOR PEANUT BUTTER RECALL

OMAHA, Neb., Feb. 20, 2007 — Today ConAgra Foods Inc. (NYSE: CAG) will present a company update to the Consumer Analyst Group of New York at that group’s annual conference in Scottsdale, Ariz. In his remarks, ConAgra Foods CEO Gary Rodkin will assess the progress of the company’s key initiatives, discuss its current priorities and offer an outlook for the next several years. In addition, the company provided a preliminary estimated charge of $50 million to $60 million, or approximately $0.06 - $0.08 per share, for the current quarter related to the recent peanut butter recall.

Regarding its financial outlook:

•       Fiscal 2007: The company notes that its previous EPS guidance of $1.28 - $1.33 for fiscal 2007, excluding items impacting comparability, will need to be downwardly adjusted for the negative impact of the recent Peter Pan recall. The recall is the only reason for the downward revision. While the company is still quantifying the impact of the recall, its preliminary estimate is that the recall will create $50 million - $60 million, or $0.06 - $0.08 per share, of additional expense in the third quarter of the fiscal year. The company’s fiscal 2007 EPS performance will likely be towards the low end of the range previously cited, taking into account the costs associated with the recall and the fact that several areas within the company are performing better than planned. The company will have more details about the financial impact of the recall with its third quarter earnings release on March 22, 2007.

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•       For the fiscal 2008-2010 forecast period, the company expects:

•           sales growth of 2-3% annually, and

•           earnings per share to accelerate to 8-10% annual growth, excluding items impacting comparability.

•           Throughout the fiscal 2008-2010 forecast period, the company expects profit margin expansion as well as improvement in return on invested capital.

•           The company’s capital allocation policy considers share repurchases to be the benchmark against which all other capital uses are measured. The company also notes that it values a healthy balance sheet and a healthy dividend.

The company’s slide presentation and remarks are archived on the company’s Web site at www.conagrafoods.com.

ConAgra Foods Inc. (NYSE: CAG), is one of North America’s leading packaged food companies, serving grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, Reddi-wip, PAM and many others.

Regulation G Disclosure: Forward-looking FY07 EPS Reconciliation

H1 FY 2007
Diluted EPS — Income From Continuing Operations	$0.61
Restructuring Charges	$0.10
Non-core Asset Sales	$(0.03)
After-tax Benefit from Sale of Malt JV	$(0.02)
Legal Settlement	$(0.01)
Franchise Tax Resolution	$(.01)
Unfavorable Tax Resolutions and Changes in Estimates	$0.02
Diluted EPS — Income from Continuing Operations, Excluding Comparability Items	$0.66

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Prior to consideration of any impact of the peanut butter recall, management expected H2 FY 07 diluted EPS, excluding comparability items, in the range of $0.62 to $0.67 per share. This includes approximately $0.01 per share from the impact of share repurchases. The timing and amount of items impacting comparability in the second half makes a more detailed reconciliation of expected FY07 diluted EPS impracticable. Management expects the peanut butter recall to result in $50 million to $60 million of increased expense in the fiscal third quarter, which is not reflected in the numbers shown above; management will provide a more detailed estimate of the impact with its third quarter earnings release on March 22, 2007.

Note on Forward-looking Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, future economic circumstances, industry conditions, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, the company’s ability to execute its operating and restructuring plans, the ultimate impact of the recent product recall, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.